UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_______________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  November 12, 2004

BLUE MOON GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-30584	16-1636770
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

513 N. Franklin St., Tampa, FL 33602

(Address of Principal Executive Office) (Zip Code)

(813) 223-7788

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, If Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   Entry into a Material Definitive Agreement

In November 2004 an Agreement and Plan of Merger was entered into between Blue Moon Group, Inc. (“BMOO”), a Delaware corporation, its wholly owned subsidiary BMOO Acquisition, Inc. (“BAI”), a Florida corporation and Got Pizza Music Café Clearwater I, Inc. (“PRCO”), a Florida corporation whereby, subject to the conditions stated therein, at the effective time of the merger, BAI would merge with PRCO with PRCO being the survivor as the wholly owned subsidiary of BMOO. Effective on or about November 12, 2004, this merger was consummated and BMOO acquired PRCO.

PRCO is a development stage operation with certain assets valued at $50,000 and no operating business. PRCO is developing the pizzeria Music Café concept in conjunction with a pizza and Italian foods restaurant theme. These assets and business are deemed to be immaterial to the current operations of BMOO as of the closing date of this transaction.

 Prior to the merger PRCO completed a private placement with HEM Mutual Assurance LLC and Highgate Advisors, LLC, both of Minneapolis, Minnesota both accredited investors (“Investors”) (as that term is described in Rule 501, Regulation D, promulgated under the Securities Act of 1933, as amended) to issue up to $1,000,000 in aggregate principal amount of convertible debentures pursuant to Rule 504 of Regulation D under the Securities Act of 1933, as amended. These debentures were originally issued by PRCO in two separate debentures in aggregate to each of the Investors in the amount of $900,000 and $100,000, respectively (hereinafter referred to in the aggregate as the “Debentures”). As a result of the merger, BMOO has assumed the obligations under the Debentures.

The conversion price of the Debentures in effect on any Conversion Date shall be the lesser of (a) the lesser of $.60 and one hundred twenty-five percent (125%) of the average of the closing bid prices per share of the Common Stock during the five (5) Trading Days immediately preceding the Closing (as defined in the Purchase Agreement) (the “Fixed Conversion Price”) and (b) sixty five percent (65%) of the average of the four (4) lowest closing bid prices per share of the Common Stock during the forty (40) Trading Days immediately preceding the Conversion Date (the “Floating Conversion Price”); provided, however, that the aggregate maximum number of shares of Common Stock that the Debentures may be converted into shall be Six Million (12,000,000) shares (the “Maximum Conversion”); and further provided, however, that upon the Maximum Conversion, the Company shall, at its option (a) increase the Maximum Conversion or (a) redeem the unconverted amount of all of the Debentures in whole at one hundred twenty five percent (125%) of the unconverted amount of such Debentures being redeemed plus accrued interest thereon. For purposes of determining the closing bid price on any day, reference shall be to the closing bid price for a share of Common Stock on such date on the OTCBB (or such other exchange, market, or other system that the Common Stock is then traded on), as reported on Bloomberg, L.P. (or similar organization or agency succeeding to its functions of reporting prices).

The Debentures bear interest at 1% per year and mature in five years. Interest is payable in cash or shares of the common stock of BMOO at the option of the holders of the Debentures. BMOO ha s the right to redeem the Debentures on 30 days notice for 125% of the principal amount of the outstanding Debentures plus accrued and unpaid interest.

The foregoing description of the acquisition, merger, private placement and Debentures are qualified in their entirety by reference to the documents filed as exhibits to this current report on Form 8-K and are herby incorporated by reference.

Item 3.02   Unregistered Sales of Equity Securities

Blue Moon Group, Inc. has issued 20,000,000 shares of its common stock as collateral for the possible conversions in the transaction described above. BMOO has received $500,000 less fees’ and is subject to conversion of up to 6,000,000 common shares from the escrowed common shares based upon the conversion prices in effect at the date of funding. Additional shares may be required to fund the escrow as the collateral must always be 200% of the possible conversion price.

Item 9.01   Financial Statements and Exhibits

No financial statements have been filed or are expected to be filed as this transaction is immaterial as deemed by sales and the assets purchased are less than the 10% of either category in the BMOO unaudited financial statements for the 9 months ended September 30, 2004 as filed on form 10-QSB on November 19, 2004 and incorporated herein by reference.

Exhibits

1.1	Agreement and Plan of Merger, by and among Blue Moon Group, Inc., Blue Moon acquisition, Inc. and Got Pizza Music Café Clearwater I, Inc.

2.1.1	Convertible Debenture Purchase Agreement by and between Got Pizza Music Café Clearwater I, Inc. and HEM Mutual Assurance LLC plus Highgate Advisors LLC.

3.1	Two each Form of the Debenture in increments of $450,000.

3.2	Two each Form of the Debenture in increments of $50,000.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

BLUE MOON GROUP, INC.

Dated: December 7, 2004	By:	/s/ MICHAEL MUZIO
Michael Muzio, President

INDEX TO EXHIBITS

Exhibits

1.1	Agreement and Plan of Merger, by and among Blue Moon Group, Inc., Blue Moon acquisition, Inc. and Got Pizza Music Café Clearwater I, Inc.

2.1.1	Convertible Debenture Purchase Agreement by and between Got Pizza Music Café Clearwater I, Inc. and HEM Mutual Assurance LLC plus Highgate Advisors LLC.

3.1	Two each Form of the Debenture in increments of $450,000.

3.2	Two each Form of the Debenture in increments of $50,000.